Exhibit 1.7

The information contained herein does not constitute an offer of securities for sale in the United States or offer to acquire securities in the United States.

The Pirelli & C. Real Estate S.p.A. securities referred to herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act") and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Pirelli & C. Real Estate S.p.A. securities are intended to be made available within the United States in connection with the reorganization pursuant to an exemption from the registration requirements of the Securities Act.

The business combination described herein relates to the securities of a foreign company. The business combination is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Pirelli & C. Real Estate S.p.A. and Pirelli & C. S.p.A. are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

The materials attached herein may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may appear in a number of places in the materials attached herein and include statements regarding the intent, belief or current expectations of the customer base, estimates regarding future growth in the different business lines and global business, market share, financial results and other aspects of the activities and situation relating to Pirelli & C. Real Estate S.p.A. Such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward looking statements as a result of various factors. Readers are cautioned not to place undue reliance on those forward looking statements, which speak only as of the date of the materials. Pirelli & C. S.p.A. undertakes no obligation to release publicly the results of any revisions to these forward looking statements which may be made to reflect events and circumstances after the date of the materials.

PIRELLI: ASSIGNMENT OF THE PIRELLI RE SHARES ON 25 OCTOBER 2010

RESULTING SHARE CAPITAL EQUAL TO EURO 1,377,878,879.78

Milan, 21 October 2010 – Pirelli & C. S.p.A. announces that, following the expiry of the period provided by law, no creditors’ objections have been filed with respect to the reduction of the share capital resolved on 15 July 2010 through the assignment to the ordinary and savings shareholders of Pirelli & C. of no. 487,231,561 ordinary shares of Pirelli Re (that will assume as a consequence of such assignment the company name of Prelios S.p.A.) held by the company.

The assignment of the Pirelli Re ordinary shares, in the ratio of one Pirelli Re share for every ordinary and/or savings share of Pirelli & C. held, will begin on 25 October 2010, in accordance with applicable regulations, through the intermediaries participating in the central depository system of Monte Titoli S.p.A.

Therefore, starting from 25 October 2010, Pirelli & C. shares will trade on the Milan Stock Exchange ex-right of assignment.

The value of the Pirelli Re shares to be assigned, for tax purposes, will be equal to the average price of the Pirelli Re shares during the month preceding the date of assignment (valore normale); therefore, the exact value will be determined following the assignment.

A portion of the tax value (valore normale) of the Pirelli Re shares will qualify as a non-cash dividend which may constitute taxable income of the shareholders and will therefore be subject to taxation pursuant to the ordinary tax rules in force at the time of the assignment, depending on the status of the shareholders, the tax rules of the country of residence and other specific attributes of each shareholder.

Prior to delivery of the Pirelli Re shares, the shareholders of Pirelli & C. that are assignees of Pirelli Re shares will be required to pay an immaterial amount equal to the imposta sostitutiva (substitute tax), if applicable, on the portion of the tax value (valore normale) of the Pirelli Re shares qualifying as non-cash dividend.

From the date of assignment, the resulting share capital of Pirelli & C. will be equal to euro 1,377,878,879.78, divided into no. 487,991,493 shares with no par value, of which no. 475,740,182 (euro 1,343,286,427.00) ordinary shares and no. 12.251.311 (euro 34,592,452.78) savings shares.

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